Exhibit 3.3
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
of
RAYONIER OPERATING COMPANY LLC
a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of RAYONIER OPERATING COMPANY LLC, a Delaware limited liability company (the “Company”), dated as of November 8, 2024, is made by and between the Company and RAYONIER, L.P., a Delaware limited partnership, as the sole member of the Company (the “Member”).
W I T N E S S E T H:
WHEREAS, RAYONIER INC., a North Carolina corporation (the “Original Member”), formed the Company pursuant to the provisions of the Delaware Limited Liability Company Act, Del. Code Tit. 6, Section 18-101, et seq. (the “Act”);
WHEREAS, on May 7, 2020, the Original Member contributed its membership interest in the Company to the Member, and now the Company and the Member desire to amend and restate in its entirety the Limited Liability Company Agreement of the Company, dated June 3, 2010, by and between the Company and the Member (as successor in interest to the Original Member), as amended from time to time (the “Original Operating Agreement”); and
WHEREAS, this Agreement shall amend, restate, replace and supersede the Original Operating Agreement, in its entirety.
NOW, THEREFORE, in consideration of the promises of the party hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the party hereto as follows:
ARTICLE I
Introductory Provisions

Section 1.01. Certain Definitions. As used herein:
“Affiliate” shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.
“Capital Account” has the meaning specified in Section 2.03.
“Capital Contribution” means a contribution by the Member to the capital of the Company pursuant to this Agreement.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as it shall be amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.
“Fiscal Year” has the meaning specified in Section 4.03.
“Interest” means an interest in the Company representing a fractional part of the ownership interest in the Company and includes any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
“Net Profits” and “Net Losses” means the net profits and net losses of the Company as determined for each Fiscal Year in accordance with generally accepted accounting principles and procedures.
“Person” means an individual, corporation, association, limited liability company, limited liability partnership, limited partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.
“Share” means a share of stock (or other comparable equity interest) of the Member. Shares may be issued in one or more classes or series in accordance with the terms of the certificate of incorporation of the Member. If there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that corresponds to the class, series or sub-series of Interests for which the reference to Shares is made.
“Tax Matters Partner” has the meaning specified in Section 4.02.
“Transfer” means any direct or indirect sale, assignment, gift, hypothecation, pledge or other disposition.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“TRS” means Rayonier TRS Holdings, Inc., a Delaware corporation.

Section 1.02. Name. The name of the Company shall be RAYONIER OPERATING COMPANY LLC.

Section 1.03. Principal Place of Business. The Company’s principal place of business shall be located at 1 Rayonier Way, Wildlight, FL 32097 or at such other place as may be designated from time to time by the Member. The Company may maintain such other place or places of business as the Member may deem advisable from time to time.

Section 1.04. Registered Agent. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801; and the name and address of the registered agent of the Company in the State of Delaware upon whom process may be served is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
Section 1.05. Purpose. The purposes of the Company shall be to engage in any business, purpose or activity that may lawfully be engaged in by a limited liability company formed under the Act. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of its business.
Section 1.06. Duration. The Company was formed on June 3, 2010 by filing of a Certificate of Formation with the Office of the Secretary of State of Delaware pursuant to the Act, and shall continue until dissolved pursuant to Section 6.01.
Section 1.07. Limitation of Liability. The liability of the Member and each employee of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.
ARTICLE II
Capital Contributions; Capital Accounts;
Interests in the Company; Allocations

Section 2.01. Capital Contributions. The Member has made a Capital Contribution in the amount, and shall have the Contribution Percentage, specified on Exhibit A. Thereafter, the Member shall make additional Capital Contributions as it deems necessary.
Section 2.02. Withdrawal of Capital; Limitation on Distributions. The Member shall not be entitled to withdraw any part of its Capital Contributions to, or to receive any distributions from, the Company except as provided in Section 5.01 and Section 6.02. The Member shall not be entitled to demand or receive (i) interest on its Capital Contributions or (ii) any property from the Company other than cash except as provided in Section 6.02.
Section 2.03. Capital Accounts. The Company shall maintain a capital account for the Member (a “Capital Account”). The Member’s Capital Account shall be increased by:
(i) the amount of any money contributed by the Member to the Company;
(ii) the fair market value of any property contributed by the Member to the Company;
(iii) the amount of Net Profits allocated to the Member; and

(iv) the amount of any Company liabilities assumed by the Member (or taken subject to) if property is distributed to the Member by the Company;
and shall be decreased by:
(v) the amount of any money distributed to such Member by the Company;
(vi) the fair market value of any property distributed to such Member by the Company;
(vii) the amount of Net Losses allocated to such Member; and
(viii) the amount of such Member liabilities assumed by the Company (or taken subject to) if property is contributed to the Company by the Member.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended, in the event the Company admits one or more members in addition to the Member, to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Regulations.
Section 2.04. Allocation of Net Profits and Net Losses.
(a) For so long as the Member is the sole member of the Company, all Net Profits and Net Losses shall be allocated to the Member.
(b) Allocations of income, gain, loss, deduction and credit for federal, state and municipal tax purposes shall be made in a manner consistent with the allocation of the corresponding Net Profits and Net Losses pursuant to Section 2.04(a). In the event the Company admits one or more members in addition to the Member, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution.
Section 2.05. Restrictions on Transfers. No Transfer by the Member of all or any portion of its interest in the Company shall be effective until the Person to whom the interest is to be transferred has become a party to this Agreement. Upon any such Transfer, this Agreement shall be amended to reflect the terms of such Person’s participation in the Company.
ARTICLE III
Management

Section 3.01. Management by the Member.
(a) Qualification of Office. The business and affairs of the Company shall be carried on and managed by the Member.
(b) Duties. The Member shall perform its duties in good faith in a manner it reasonably believes to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances.
(c) Powers. The Member shall have the right and authority to take all actions which it deems necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business. The Member may exercise all powers of the Company. All instruments, contracts, agreements and documents of whatsoever type executed on behalf of the Company shall be executed in the name of the Company by the Member. Without limiting the generality of the foregoing, except as otherwise provided herein, the Member shall have full power and authority:
(1) to engage in any phase of the provision of management or other services to any Affiliate;
(2) to purchase, write, hold and sell publicly-traded securities, including the making and covering of short sales, increasing, decreasing or liquidating such positions, without any limitation as to the frequency of the fluctuation in such positions;
(3) to borrow money and to issue evidences of indebtedness on behalf of the Company and, as security therefore, to mortgage, pledge, grant security interests in, or otherwise encumber, any or all of the assets and properties of the Company;
(4) to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets and properties of the Company (including voting rights in respect of securities) and to execute and deliver powers of attorney or proxies granting to other Persons authority, power and discretion to exercise the same;
(5) to open, maintain and close bank, brokerage and other accounts;
(6) to enter into, make and perform any and all contracts and other undertakings or obligations and to engage in and carry on any and all activities, transactions and things in connection with the conduct of the business and affairs of the Company including, without limitation, contracts, undertakings, obligations, activities, transactions and things with the Member or any other Persons having any business, financial or other relationship with the Member;
(7) to receive, acquire, buy, rent, lease, sell, exchange, trade, loan, borrow and otherwise deal in and with property in connection with the conduct of the business and affairs of the Company and, without limiting the foregoing, to maintain one or more offices and in connection therewith to rent, purchase or otherwise acquire office space and equipment and facilities and do such other acts as may be advisable or necessary in connection therewith;
(8) to pay any and all fees and to make any and all expenditures which the Member, in its sole and absolute discretion, deems necessary or appropriate in connection with the organization of the Company, the operation of the business of the Company and the carrying out of its obligations and responsibilities under this Agreement;
(9) to obligate the Company as surety, guarantor or indemnitor;
(10) to pay, extend, renew, notify, adjust, subject to arbitration, prosecute, defend or compromise, upon such terms as the Member may determine and upon such evidence as he may deem sufficient, any obligation, suit, liability, claim or cause of action either in favor of or against the Company;
(11) to purchase and maintain insurance of any kind, including, without limitation, insurance on behalf of any Person who is or was a member or any officer, employee or agent of the Company, or is or was serving at the request of the Company as a partner, trustee, director, officer, agent or employee of another corporation, partnership, joint venture, trust or other entity against any liability asserted against such Person and incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement;
(12) to appoint or remove officers of the Company and to appoint or otherwise engage or employ or terminate, on behalf of the Company, such agents, employees, managers, accountants, attorneys, consultants, independent contractors, custodian banks, investment counselors, managers or advisors and other Persons as may be necessary or desirable to carry out the business and affairs of the Company, and to pay such fees, expenses, salaries, wages and other compensation as shall be determined in the discretion of the Member in connection therewith;
(13) to adopt, amend and repeal policies and procedures concerning the conduct and operation of the business and affairs of the Company and the authority and duties of the officers or employees appointed or otherwise engaged or employed under subsection (12) above; and
(14) to otherwise possess, exercise and enjoy all rights and powers of a member of a limited liability company to the extent permitted under the laws of the State of Delaware.
Section 3.02. Officers.
(a) The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Member. Any number of offices may be held by the same person.
(b) Each officer shall hold office until his successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.
(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
(d) Any officer may be removed as such, either with or without cause, by the Member whenever in his judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member.
(e) Until such time as the Member takes action to designate different officers of the Company, the initial officers of the Company shall be as follows:
Mark McHugh    President
Douglas M. Long    Executive Vice President
Mark R. Bridwell    Senior Vice President and Corporate Secretary
Christopher T. Corr    Senior Vice President
Vernon W. Hiott    Senior Vice President
Shelby L. Pyatt    Senior Vice President
W. Rhett Rogers    Senior Vice President
Brendan Slui    Senior Vice President
April J. Tice    Senior Vice President
Jonathan A. Boswell    Treasurer
Alejandro Barbero    Vice President, Strategic Communications
John Bryant    Vice President
Ryan Connors    Vice President
Maha Din    Vice President
Robert Fancher    Vice President
Thomas R. Fox    Vice President
Mark Hebert    Vice President
Tracee D. Jones    Vice President
Collin Mings    Vice President
William E. Monahan    Vice President
Jonathan P. Simpson    Vice President
Tracy K. Arthur    Assistant Secretary

John R. Campbell    Assistant Secretary
Jaime Northrup    Assistant Secretary
Kyle M. Sawicki    Assistant Secretary
Andrew C. Shipp    Assistant Secretary
Sarah E. Miles    Assistant Secretary

(f) The President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer and the Secretary are each authorized to designate depositaries for the funds of the Company deposited in its name and the signatories with respect thereto in each case, and from time to time, to change such depositaries and signatories, with the same force and effect as if each such depositary and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Member; and each depositary so designated shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Company setting forth the fact of such designation and of the appointment of the officers of the Company or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.

Section 3.03    Interest in Other Transactions. Nothing in this Agreement shall prohibit the Member from (i) engaging in and possessing interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company the right to participate therein; (ii) transacting business with the Company; and (iii) buying or selling publicly-traded securities for its own account, including publicly-traded securities which are the same as or different from those held by the Company and the Company shall not have any interest therein or in the profits therefrom, but the Member as principal shall not buy or sell securities from or to the Company.
Section 3.04. Admission of New Members. New or additional members may be admitted to the Company by the Member by the execution on the part of the Person or Persons being so admitted of a counterpart or counterparts of this Agreement and any other instrument or instruments required by the Member evidencing the agreement of the Persons or Persons so admitted to be bound by the terms and conditions of this Agreement. In the event of the admission of new or additional members, this Agreement may be amended to reflect the terms of such members’ participation in the Company.
Section 3.05. Liability and Indemnification of the Member, Members, Employees and Agents.
(a) The Member shall not be liable, responsible or accountable in damages or otherwise to the Company for any act or omission performed or omitted by the Member on behalf of the Company and in a manner reasonably believed by the Member to be within the scope of authority of the Member, provided that such act or omission does not constitute bad faith or willful misconduct on the part of the Member.

(b) The Company shall indemnify and hold harmless the Member and any officer of the Company, to the fullest extent permitted by law, against all judgments, fines, amounts paid in settlement and expenses (including, without limitation, interest, penalties, counsel fees and disbursements and costs of preparation and investigation) incurred or paid by the Member or officer in any civil, criminal, administrative or investigative proceeding in which the Member or officer is or was involved or threatened to be involved by reason of being or having been a member in or officer of the Company or Tax Matters Partner of the Company or being or having been, at the request of the Company, a general partner, member, director, officer, employer or agent of any Affiliate or of any other corporation, partnership, joint venture, trust or other entity; provided, however, that the Company shall not be responsible for any judgments, fines, amounts paid in settlement or expenses that are the result of the Member’s bad faith or willful misconduct.
(c) The Company may indemnify any employee or agent of the Company, to the fullest extent permitted by law, against all judgments, fines, amounts paid in settlement, and expenses (including, without limitation, interest, penalties, counsel fees and disbursements and costs of investigation and preparation) incurred by such Person in any civil, criminal, administrative or investigative proceeding in which such Person is involved or threatened to be involved by reason of such Person having been an employee or agent of the Company; provided, however, that the Company shall not be responsible for any judgments, fines, amounts paid in settlement or expenses that are the result of such indemnified person’s bad faith or willful misconduct.
(d) The foregoing indemnification provisions shall not preclude any other rights to which the Persons indemnified hereunder may be entitled under any applicable statute, agreement, decision of the Member or otherwise, nor shall the foregoing preclude the Company from purchasing and maintaining insurance on behalf of any indemnified Person against liability which may be asserted against or incurred by such Person in such capacity, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section 3.05. Expenses incurred in defending any proceeding may be advanced by the Company prior to final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnified Person to repay such amount if it shall be determined ultimately that the indemnified Person is not entitled to be indemnified under or pursuant to this Section 3.05.
Section 3.06. Remedies. The remedies of the Member hereunder are cumulative and shall not exclude any other remedies to which the Member may be lawfully entitled.
Section 3.07. Reimbursement of the Member.
(a) No Compensation. Except as provided in this Section 3.07 and elsewhere in this Agreement (including the provisions of Articles II and V regarding distributions, payments and allocations to which it may be entitled), the Member shall not receive payment from the Company or otherwise be compensated for its services on behalf of the Company.
(b) Responsibility for Company and Member Expenses. The Company shall be responsible for and shall pay all expenses relating to the Company’s organization, the ownership of its assets and its operations. The Member shall be reimbursed on a monthly basis, or such other basis as the Member may determine in its sole and absolute discretion, for all expenses it incurs relating to or resulting from the ownership and operation of, or for the benefit of, the Company (including, without limitation, expenses related to the operations of the Member and to the management and administration of any subsidiaries of the Member, or the Company or Affiliates of the Company, such as auditing expenses and filing fees); provided that (i) the amount of any such reimbursement shall be reduced by (x) any interest earned by the Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company (which interest is considered to belong to the Company and shall be paid over to the Company to the extent not applied to reimburse the Member for expenses hereunder); and (y) any amount derived by the Member from any investments permitted by this Agreement (which amounts shall be considered to belong to the Company and shall be paid over to the Company to the extent not applied to reimburse the Member for expenses hereunder); (ii) the Company shall not be responsible for expenses or liabilities incurred by the Member in connection with any business or assets of the Member other than its ownership of Interests, or operation of the business of the Company; and (iii) the Company shall not be responsible for any expenses or liabilities of the Member that are excluded from the scope of the indemnification provisions under the provisos in Section 3.05(a), (b) and (c). The Member shall determine in good faith the amount of expenses incurred by it related to the ownership of Interests, or operation of, or for the benefit of, the Company. For purposes of the preceding sentence, notwithstanding any other provision hereof, any liability of the Member arising under any agreement, contract or arrangement the Member is a party to at the time this Agreement becomes effective for the first time shall be considered an expense incurred by it related to the ownership of Interests or operation of, or for the benefit of, the Company. If expenses are incurred that are related both to the ownership of Interests or operation of, or for the benefit of, the Company and to the ownership of other assets or the operation of other businesses, such expenses will be allocated to the Company and such other entities (including the Member) owning such other assets or businesses in such a manner as the Member in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the Member pursuant to indemnification under Section 3.05. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of the Member.
(c) Issuance Expenses. The Member shall also be reimbursed for all expenses it incurs relating to any issuance of Interests, Shares, debt of the Company, or rights, options, warrants or convertible or exchangeable securities with respect to the Company or the Member (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered to constitute expenses of, and for the benefit of, the Company.
(d) Purchases of Shares by the Member. If the Member exercises its rights under its certificate of incorporation to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a Share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the Member, any employee equity purchase plan adopted by the

Member or any similar obligation or arrangement undertaken by the Member in the future, the purchase price paid by the Member for those Shares and any other expenses incurred by the Member in connection with such purchase shall be considered expenses of the Company and shall be reimbursable to the Member, subject to the condition that: if those Shares subsequently are to be sold by the Member, the Member shall pay to the Company any proceeds received by the Member for those Shares.
(e) Reimbursement not a Distribution. Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 3.07 is determined for federal income tax purposes not to constitute a payment of expenses of the Company, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and the Member and shall not be treated as a distribution for purposes of computing the Member’s Capital Account.
(f) Funding for Certain Capital Transactions. In the event that the Member shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the Member (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties), (i) the Company shall advance to the Member the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the Member through an issuance of Shares, (ii) the Member shall immediately, upon consummation of such acquisition, transfer to the Company (or cause to be transferred to the Company), in full and complete satisfaction of such advance the assets or equity interests of such Person acquired by the Member in such acquisition (or equity interests in Persons owning all of such assets or equity interests), and (iii) the Company shall issue to the Member, Interests and/or rights, options, warrants or convertible or exchangeable securities of the Company having designations, preferences and other rights that are substantially the same as those of any additional Shares or, other equity securities, as the case may be, issued by the Member in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition).
(g) Reimbursement for TRS Expenses. Member shall pay to the Company any amounts received from TRS for the reimbursement of costs incurred by Member in providing services or benefits to TRS (or shall cause TRS to pay directly to the Company any amounts due to Member for the provision of services or benefits).
ARTICLE IV
Books, Elections, Budgets; Fiscal Year

Section 4.01. Administrative Services, Books, Records and Reports. The Member shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company’s principal place of business showing the names, addresses and interests in the Company of each of the members of the Company, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.
Section 4.02. Tax Matters. The Member shall prepare and file any required tax returns or reports. For so long as the Member is the sole member of the Company, it is intended that the Company will be a disregarded entity that is part of the Member, for federal income tax purposes. In the event the Company admits one or more members in addition to the Member and is required to have a “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Code, then the Member shall be such Tax Matters Partner.
Section 4.03. Fiscal Year. The fiscal year of the Company for financial reporting and for federal income tax purposes (the “Fiscal Year”) shall end on December 31 in each year or on the date of dissolution of the Company. The Fiscal Year of the Company may be changed at any time, and from time to time, by the Member.
ARTICLE V
Distributions

Section 5.01. Distributions. Distributions shall be made at such time and in such amounts as determined by the Member.
Section 5.02. Restoration of Funds. Except as otherwise provided by law, the Member shall not be required to restore to the Company any funds properly distributed to it pursuant to Section 5.01.
ARTICLE VI
Dissolution and Liquidation

Section 6.01. Dissolution. The Company shall be dissolved:
(a) on any date specified for dissolution by the Member at its election; or
(b) upon the happening of any of the events set forth in Section 18-801(4) of the Act which affects the Member and thereby results in the dissolution of the Company by operation of law.
Section 6.02. Winding up Affairs and Distribution of Assets.
If an event occurs that results in a dissolution of the Company, then the Member shall proceed as promptly as practicable to wind up the affairs of the Company and distribute the assets thereof or appoint one or more liquidators to do so; provided that the assets of the Company shall be liquidated in an orderly and businesslike manner so as not to obtain less than fair value therefore. The appointment of any one or more liquidators may be revoked, or a successor or additional liquidator or liquidators may be appointed, by the Member. A final accounting shall be made by the Member or by a liquidator or liquidators so appointed, and the accountants of the Company shall review the final accounting and shall render their opinion with respect thereto. As part of the winding up of the affairs of the Company, the following steps shall be taken in the following order:
(1)    The assets of the Company shall either be sold and the Capital Account of the Member adjusted in accordance with Section 2.03 hereof or, with the consent of the Member, some or all of the assets of the Company may be retained by the Company for distribution to the Member as hereinafter provided. Any asset distributed in accordance with this Section 6.02 shall be valued by the Member as of the close of business of the Company on the day such distribution becomes effective, and shall be distributed at such value;
(2)    The assets of the Company shall be distributed as follows:
First, to creditors of the Company, including the Member if it is a creditor, to the extent otherwise permitted by law, in satisfaction of debts, liabilities and obligations of the Company (whether by payment or establishment of reserves) other than liabilities for distributions to the Member under Section 18-601 or 18-604 of the Act;
Second, to the Member in satisfaction (whether by payment or establishment of reserves) of liabilities of the Company under Section 18-601 or 18-604 of the Act; and
Third, to the Member; and
(3)    The certificate of formation for the Company shall be canceled upon dissolution and completion of winding up of the Company, as provided in the Act.
ARTICLE VII
Miscellaneous

Section 7.01. Notices. Any and all notices or other communications permitted or required to be delivered or given under this Agreement shall be in writing and signed by the party giving such notice or other communication and shall be sent by facsimile or similar means of simultaneous transmission and receipt or shall be delivered personally, or sent by registered or certified mail, postage prepaid to the Company or the Member, as applicable, at 50 N. Laura Street, Jacksonville, Florida 32202, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 7.01. In the case of personal delivery, the date of personal delivery or, in the case of telecopy or similar means of simultaneous transmission and receipt, the date of transmission or, in the case of mailing, the date of receipt, as the case may be, shall be the date of the delivery or giving of such notice.
Section 7.02. Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Member, its successors, successors-in-title, executors, administrators, representatives, heirs and assigns. Each and every successor-in-interest to the

Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.
Section 7.03. Title to Company Property. All property and assets owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and the Member, individually, shall not have any ownership of such property and assets. The Company may hold any of its assets and properties in the name of the Company or in a “street name” or in the name of a nominee of the Company, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.
Section 7.04. Partition. The Member hereby agrees that neither it nor any of its successor-in-interest shall have the right while this Agreement remains in effect to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and the Member, on behalf of itself, and its successors, successors-in-title, executors, administrators, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Member that during the term of this Agreement, the rights of the Member and its successors-in-interest, as among themselves, shall be governed by the terms of this Agreement and that the right of the Member or successor-in-interest to assign, transfer, sell or otherwise dispose of its interest in the Company shall be subject to the limitations and restrictions of this Agreement.
Section 7.05. No Waiver. The failure of the Member to insist upon strict performance of any covenant or obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of the Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent to or waiver of any other breach or default in the performance of the same or any other obligation hereunder.
Section 7.06. Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file, record and publish such further agreements, certificates, amendments of certificates, instruments or documents as may be required by law or may, in the opinion of the Member, be necessary or desirable to carry out the provisions of this Agreement.
Section 7.07. Acquisition for Investment. The Member represents and warrants that it is acquiring its interest in the Company solely for its own account and for investment purposes only and not for the account of any other person and not with a view to, or for, distribution, assignment, fractionalization or resale to others in whole or in part.
Section 7.08. Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
Section 7.09. Variations in Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

Section 7.10. Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, unless such a construction would be unreasonable.
Section 7.11. Governing Law. This Agreement and the rights and obligations of the Member hereunder shall be governed by and interpreted, construed and enforced according to the laws of the State of Delaware.
Section 7.12. Entire Agreement. This Agreement constitutes the entire understanding and agreement by the Member with respect to the subject matter hereof, and supersedes all other prior agreements and understandings by the Member or any of them with respect to the subject matter hereof; and this Agreement may be amended, modified or supplemented only by a written instrument executed by the Member.
[Remainder of Page Intentionally Left Blank]

IN WITNESS HEREOF, the Company and the Member have duly executed this Agreement as of the opening of business on the day and year first above written.

COMPANY:

RAYONIER OPERATING COMPANY, LLC

By:	/s/ Mark R. Bridwell
Mark R. Bridwell
Senior Vice President, General Counsel and Corporate Secretary

MEMBER:

RAYONIER, L.P.

By:	/s/ Mark R. Bridwell
Mark R. Bridwell
Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Amended and Restated Limited Liability Company Agreement
of Rayonier Operating Company, LLC]

EXHIBIT A
CAPITAL CONTRIBUTIONS AND
PARTICIPATION PERCENTAGES OF MEMBERS

Name	Amount of Capital Contribution	Participation Percentage
RAYONIER, L.P.	$1,000	100%